                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         INVESCO HIGH INCOME TRUST II

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco High Income Trust II (the "Fund") was held on September 8, 2017. The Meeting was held for the following purpose:

(1) Election of Trustees by Common Shareholders.

The results of the voting on the above matter were as follows:

                                           Votes    Votes
Matter                                      For    Withheld
------                                   --------- --------
(1)  David C. Arch...................... 6,700,473 300,585
     Teresa M. Ressel................... 6,709,656 291,402
     Larry Soll......................... 6,703,419 297,639
     Philip A. Taylor................... 6,715,568 285,490
     Christopher L. Wilson.............. 6,712,617 288,441